RESOLUTIONS OF THE
BOARD OF DIRECTORS
OF
UWHARRIE CAPITAL CORP

 WHEREAS, the persons named below are designated as "Reporting Persons" of Uwharrie Capital Corp (the "Company") for purposes of Rule 16a (Reporting Requirement) to the Securities and Exchange Commission ("SEC"):

 1.   Board of Directors Uwharrie Capital Corp

 2.   Roger L. Dick  President and Chief Executive Officer -
           Uwharrie Capital Corp

 3.   Brendan P. Duffey    Chief Operating Officer, Chief Risk       Officer -
           Uwharrie Capital Corp

 4.   R. David Beaver, III Chief Financial Officer -
      Uwharrie Capital Corp

 5.   Christy D. Stoner  President & Chief Executive Officer -
           The Strategic Alliance Corporation       (subsidiary of Uwharrie Bank),        Strategic Investment Group and
      BOS Agency, Inc., and Chief Executive
           Officer - Strategic Investment
      Advisors, Inc.;
           Executive Vice President -
      Uwharrie Bank

 6.   Jeffrey M. Talley       President -
      Strategic Investment Advisors, Inc.

 FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not "Reporting Persons" of the Company.

 FURTHER, those persons named will be responsible for complying with the "Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions" as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's contact person for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths, incentive stock options, employee stock purchase plan, employee benefit plan, etc.) in order to prevent violations of Rule 16a and 16b.

 FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).

SEC "Reporting Persons" Resolution
UCC Board of Directors
September 17, 2013

 FURTHER, the "Reporting Persons" authorize and designate Roger L. Dick, Brendan P. Duffey, or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed.
Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.

      These actions being taken at a duly called meeting of the Uwharrie Capital Corp Board of Directors on September 17, 2013, for which a quorum was present.

      /s/ Tamara M. Singletary
      Tamara M. Singletary
      Corporate Secretary
      Uwharrie Capital Corp